Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

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Avista Corp. Reports Financial Results for Second Quarter and Year-to-date 2010

SPOKANE, Wash. – August 5, 2010, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $25.5 million, or $0.46 per diluted share, for the second quarter of 2010, compared to $25.9 million, or $0.47 per diluted share, for the second quarter of 2009. For the six months ended June 30, 2010, net income attributable to Avista Corp. was $54.4 million or $0.98 per diluted share, compared to $56.9 million, or $1.04 per diluted share for the six months ended June 30, 2009.

“Our outlook has improved for the full year of 2010, particularly with respect to our utility earnings. Cooler and wetter-than-normal weather this spring resulted in improved hydroelectric generation conditions; however, we still expect below normal generation for 2010 due to low snowpack and precipitation last winter. Given the improved hydroelectric generation, we expect lower power supply costs and an increased benefit under the Washington Energy Recovery Mechanism for 2010. The improvement in the second quarter has partially offset a challenging first quarter due to one of the warmest January to March periods on record,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“As such, we are confirming our 2010 earnings guidance with the expectation we will be in the lower half of our consolidated guidance range.

“We continue to execute on our regulatory strategy to recover costs and capital investments in our utility business. In July, we reached a settlement in the Idaho general rate case we filed in March that we believe provides a fair and reasonable outcome for customers and shareholders. If approved by the Idaho Public Utilities Commission, new rates would become effective this October,” Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2010 and the six months ended June 30, 2010, (YTD) as compared to the respective periods of 2009 are presented in the table below:

($ in thousands, except per-share data)	Q2 2010	Q2 2009	YTD 2010	YTD 2009
Operating Revenues	$360,733	$307,111	$817,148	$794,581
Income from Operations	$61,749	$58,082	$129,573	$123,927
Net Income attributable to Avista Corporation	$25,540	$25,852	$54,350	$56,879
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$24,064	$25,381	$51,840	$55,964
Advantage IQ	$1,514	$1,276	$2,960	$2,442
Other	$(38)	$(805)	$(450)	$(1,527)
Contribution to earnings per diluted share attributable to Avista Corporation by Business Segment:
Avista Utilities	$0.43	$0.46	$0.94	$1.02
Advantage IQ	$0.03	$0.02	$0.05	$0.05
Other	$—	$(0.01)	$(0.01)	$(0.03)
Total earnings per diluted share attributable to Avista Corporation	$0.46	$0.47	$0.98	$1.04

The decrease in our quarterly utility net income was primarily due to an increase in interest expense, other operating expenses and depreciation and amortization, partially offset by an increase in gross margin (operating revenues less resource costs). The increase in gross margin was primarily due to the implementation of general rate increases, as well as higher retail loads (particularly for natural gas).

The decrease for Avista Utilities on a year-to-date basis was primarily due to a decrease in gross margin, an increase in interest expense and an increase in depreciation and amortization. The decrease in gross margin was primarily due to warmer weather that reduced retail loads (particularly for natural gas) during the first quarter, partially offset by the implementation of general rate increases and a colder second quarter. These negative impacts on utility net income were partially offset by a decrease in other operating expenses and taxes other than income taxes.

The increase in net income for Advantage IQ on both a quarterly and year-to-date basis was primarily due to the acquisition of Ecos Consulting, Inc. (Ecos) effective Aug. 31, 2009. Advantage IQ’s earnings continue to be moderated by low short-term interest rates and economic conditions that have limited organic growth.

The net loss in our other businesses on a year-to-date basis was primarily due to losses on long-term venture fund investments.

Avista Utilities: For the second quarter of 2010 as compared to 2009, operating revenues increased $46.2 million and resource costs increased $42.5 million, which resulted in an increase of $3.7 million in gross margin. The gross margin on natural gas sales increased $2.5 million, and the gross margin on electric sales increased $1.2 million. The increase in our natural gas gross margin was due to colder weather that increased retail loads and the implementation of general rate increases in Washington effective Jan. 1, 2010, in Oregon effective Nov. 1, 2009, and in Idaho effective Aug. 1, 2009. The increase in electric gross margin was due to the implementation of the general rate increases in Washington and Idaho and a slight increase in retail loads.

The increase in second quarter operating revenues was due to an increase in electric revenues of $36.9 million and natural gas revenues of $9.3 million. The increase in electric revenues was primarily due to increased wholesale revenues of $15.6 million (due to an increase in volumes and wholesale prices) and sales of fuel of $23.4 million. These increases in electric revenues were partially offset by a decrease in retail revenues of $2.9 million (due to a decrease in prices, partially offset by an increase in volumes). The increase in natural gas revenues was primarily the result of increased wholesale revenues of $19.4 million (primarily due to increased volumes and partially due to increased wholesale prices), partially offset by decreased retail revenues of $10.2 million (due to decreased retail rates, partially offset by increased volumes).

On a year-to-date basis, operating revenues increased $9.4 million and resource costs increased $12.4 million, which resulted in a decrease of $3.0 million in gross margin. The gross margin on natural gas sales decreased $6.1 million and the gross margin on electric sales increased $3.1 million. The decrease in our natural gas gross margin was primarily due to warmer weather that reduced retail loads in the first quarter, partially offset by the implementation of general rate increases. The increase in electric gross margin was due to the implementation of the general rate increases, partially offset by warmer weather in the first quarter (which reduced retail loads).

We absorbed $2.8 million under the Washington Energy Recovery Mechanism (ERM) for the first half of 2010 compared to $4.1 million for the first half of 2009. This was due to lower hydroelectric generation, partially offset by lower wholesale electric and natural gas fuel prices. The ERM is an accounting method used to track certain differences between actual net power supply costs and the amount included in base retail rates for our Washington customers.

Natural gas revenues decreased $39.3 million for the first half of 2010 as compared to 2009. This was primarily due to a decrease in retail natural gas revenues of $85.1 million, partially offset by an increase in wholesale revenues of $45.0 million.

The decrease in retail natural gas revenues was due to lower retail rates and a decrease in volumes. We sold less retail natural gas in the first half of 2010 due to warmer weather in the first quarter of 2010 as compared to the first quarter of 2009. This was partially offset by a colder second quarter. The decrease in retail rates reflects the purchased gas adjustments (which did not impact gross margin or net income) implemented in 2009, partially offset by general rate increases in each jurisdiction.

The increase in our wholesale natural gas revenues primarily reflects an increase in volumes. Part of the increase in the volume of wholesale natural gas sales reflects lower than expected retail loads and the sale of excess natural gas purchased to wholesale customers. Additionally, we engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas. With lower retail loads in the first half of 2010 as compared to the first half of 2009, we had more opportunity to optimize transportation resources. Variances between the revenues and costs of the sale of resources in excess of retail load requirements are accounted for through purchased gas adjustment mechanisms.

On a year-to-date basis, electric revenues increased $48.8 million primarily due to increased wholesale revenues of $33.0 million and sales of fuel of $33.5 million, partially offset by a decrease in retail revenues of $18.9 million.

Retail electric revenues decreased due to a decline in use per customer as a result of warmer weather in the first quarter heating season, and a decrease in rates. The decrease in rates was primarily due to the elimination of the ERM surcharge in February 2010 (which did not impact gross margin or net income), partially offset by the Washington and Idaho general rate increases.

Wholesale electric revenues increased due to increases in sales prices and an increase in sales volumes. The increase in sales volume primarily relates to resource optimization activities and lower-than-expected retail sales in the first quarter.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation in the wholesale market as sales of fuel. Sales of fuel increased due to an increase in thermal generation resource optimization activities in 2010 as compared to 2009.

In addition to the weather, the decrease in utility net income on a quarterly and year-to-date basis was due to an increase in interest expense. During the first half of 2009 we carried higher average balances under our $320 million committed line of credit at relatively low interest rates. We refinanced these borrowings in September 2009 with the issuance of first mortgage bonds at a historically favorable long-term interest rate.

Advantage IQ: Advantage IQ’s revenues for the second quarter of 2010 increased 40 percent as compared to the second quarter of 2009 and totaled $25.2 million. On a year-to-date basis, revenues increased 39 percent and totaled $49.2 million. The increase in revenues on a quarterly and year-to-date basis was primarily due to the acquisition of Ecos.

In the first half of 2010, Advantage IQ managed bills totaling $8.3 billion, a decrease of $0.6 billion, or 6 percent, as compared to the first half of 2009. This decrease was due to a decrease in the average value of each bill processed. Advantage IQ had a 6 percent increase in the number of accounts managed at June 30, 2010, as compared to June 30, 2009.

Other Businesses: On a quarterly basis, operating revenues increased $6.3 million and operating expenses increased $4.1 million. On a year-to-date basis, operating revenues increased $12.1 million and operating expenses increased $8.1 million. The increase in operating revenues and expenses was primarily due to the consolidation of Spokane Energy effective January 1, 2010, which had no impact on the net loss attributable to Avista Corporation. Losses on long-term venture fund investments were $0.6 million for the first half of 2010 compared to $1.0 million for the first half of 2009.

Liquidity and Capital Resources: As of June 30, 2010, we had a combined $336 million of available liquidity under our $320 million committed line of credit, our $75 million committed line of credit and our $50 million revolving accounts receivable financing facility.

In the second half of 2010, we are planning, subject to market conditions, to remarket to unaffiliated investors or refund with a new issue, $83.7 million of our Pollution Control bonds we purchased in 2008 and 2009.

We expect to issue up to $45 million of common stock in 2010 in order to finance a portion of our capital expenditures and maturing long-term debt, while maintaining our capital structure at an appropriate level for our business. We have a sales agency agreement to issue up to 1.25 million shares of our common stock from time to time. We issued 435,000 shares of common stock for $8.8 million under this sales agency agreement in the second quarter of 2010.

Utility capital expenditures were $80 million for the first half of 2010. We are expecting capital expenditures of $210 million for 2010, excluding costs for projects associated with stimulus funding. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

Avista is confirming its 2010 guidance for consolidated earnings to be in the range of $1.55 to $1.75 per diluted share, and we expect to be in the lower half of this range. This is a change from our report at the end of the first quarter of 2010 as the outlook for Avista Utilities has improved in the second quarter primarily due to lower power supply costs. We expect a contribution from Avista Utilities in the range of $1.45 to $1.60 per diluted share for 2010. This assumes implementation of the general rate increase in Idaho on Oct. 1, 2010, as provided for in the July 2010 settlement. Our outlook for Avista Utilities also assumes, among other variables, normal precipitation and temperatures for the remainder of the year. Our guidance also assumes a benefit under the ERM due to forecasted power supply costs below the level authorized in retail rates. We continue to expect Advantage IQ to contribute in the range of $0.10 to $0.13 per diluted share. Although we are not changing our guidance for the other businesses of between break-even and a contribution of $0.02 per diluted share, we may experience a slight loss based on results for the first half of the year.

We continue to experience regulatory lag in 2010 due to a delay in the recovery of incremental capital investment and increased operating expenses. Avista filed general rate cases in Washington and Idaho in March 2010. In July 2010, we reached a settlement in the Idaho general rate case, which is subject to approval by the Idaho Public Utilities Commission. We expect to file a general rate case in Oregon by the end of the third quarter of 2010.

NOTE: We will host a conference call with financial analysts and investors on Aug. 5, 2010, at 10:30 a.m. ET to discuss this news release. The call is available at (800) 299-7928, Pass code: 11076080. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 12, 2010. Call (888) 286-8010, Pass code 86624311 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 355,000 customers and natural gas to 315,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements;

the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks or other malicious acts, particularly with respect to our utility assets; delays or changes in construction costs, and our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2010. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

			Six Months Ended
	Second Quarter		June 30,
	2010	2009	2010	2009
Operating revenues	$360,733	$307,111	$817,148	$794,581

Operating expenses:
Resource costs	171,009	130,992	433,321	426,411
Other operating expenses	83,713	76,005	162,675	151,031
Depreciation and amortization	26,396	24,550	52,542	48,835
Utility taxes other than income taxes	17,866	17,482	39,037	44,377

Total operating expenses	298,984	249,029	687,575	670,654

Income from operations	61,749	58,082	129,573	123,927
Interest expense, net of capitalized interest	(18,898)	(15,964)	(37,839)	(32,361)
Other expense - net	(969)	(210)	(2,668)	(770)

Income before income taxes	41,882	41,908	89,066	90,796
Income tax expense	15,835	15,619	33,702	33,087

Net income	26,047	26,289	55,364	57,709
Less: Net income attributable to noncontrolling interests	(507)	(437)	(1,014)	(830)

Net income attributable to Avista Corporation	$25,540	$25,852	$54,350	$56,879

Weighted-average common shares outstanding (thousands), basic	55,031	54,654	54,950	54,635
Weighted-average common shares outstanding (thousands), diluted	55,231	54,827	55,171	54,775
Earnings per common share attributable to Avista Corporation:
Basic	$0.46	$0.47	$0.99	$1.04

Diluted	$0.46	$0.47	$0.98	$1.04

Dividends paid per common share	$0.25	$0.21	$0.50	$0.39

Issued August 5, 2010

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2010	December 31, 2009
Assets

Cash and cash equivalents	$38,530	$37,035
Accounts and notes receivable	164,810	210,645
Other current assets	203,707	171,243
Total net utility property	2,642,930	2,607,011
Total other property and investments	200,620	137,538
Regulatory assets for deferred income taxes	95,171	97,945
Regulatory assets for pensions and other postretirement benefits	136,529	141,085
Other regulatory assets	102,301	109,825
Non-current utility energy commodity derivative assets	27,998	45,483
Power deferrals	28,911	27,771
Other deferred charges	19,718	21,378

Total Assets	$3,661,225	$3,606,959

Liabilities and Equity
Accounts payable	$123,452	$160,861
Current portion of long-term debt	35,348	35,189
Current portion of nonrecourse long-term debt of Spokane Energy	11,905	—
Short-term borrowings	87,900	92,700
Other current liabilities	217,953	214,667
Long-term debt	1,039,059	1,036,149
Nonrecourse long-term debt of Spokane Energy	52,830	—
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	221,595	217,176
Pensions and other postretirement benefits	114,426	123,281
Deferred income taxes	492,464	494,666
Other non-current liabilities and deferred credits	90,075	95,276

Total Liabilities	2,538,554	2,521,512

Redeemable Noncontrolling Interests	37,461	34,833

Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (55,357,826 and 54,836,781 outstanding shares)	788,796	778,647
Retained earnings and accumulated other comprehensive loss	297,071	272,640

Total Avista Corporation Stockholders’ Equity	1,085,867	1,051,287
Noncontrolling interests	(657)	(673)

Total Equity	1,085,210	1,050,614

Total Liabilities and Equity	$3,661,225	$3,606,959

Issued August 5, 2010

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

			Six Months Ended,
	Second Quarter		June 30,
	2010	2009	2010	2009
Avista Utilities
Retail electric revenues	$152,522	$155,433	$332,013	$350,949
Retail kWh sales (in millions)	2,016	1,982	4,301	4,432
Retail electric customers at end of period	354,847	353,141	354,847	353,141

Wholesale electric revenues	$37,639	$22,044	$84,201	$51,246
Wholesale kWh sales (in millions)	1,047	862	1,966	1,459

Sales of fuel	$27,595	$4,191	$49,707	$16,163
Other electric revenues	$4,600	$3,722	$8,692	$7,500
Retail natural gas revenues	$55,133	$65,369	$160,899	$245,954
Wholesale natural gas revenues	$44,458	$25,089	$106,576	$61,594
Transportation and other natural gas revenues	$4,170	$4,017	$8,060	$7,324
Total therms delivered (in thousands)	203,938	166,520	481,128	431,009
Retail natural gas customers at end of period	315,585	312,929	315,585	312,929

Income from operations (pre-tax)	$57,091	$56,063	$120,305	$119,685
Net income attributable to Avista Corporation	$24,064	$25,381	$51,840	$55,964

Advantage IQ
Revenues	$25,214	$18,046	$49,156	$35,386
Income from operations (pre-tax)	$3,261	$2,764	$6,422	$5,388
Net income attributable to Avista Corporation	$1,514	$1,276	$2,960	$2,442

Other
Revenues	$15,451	$9,200	$30,525	$18,465
Income (loss) from operations (pre-tax)	$1,397	$(745)	$2,846	$(1,146)
Net loss attributable to Avista Corporation	$(38)	$(805)	$(450)	$(1,527)

Issued August 5, 2010